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                                                              EXHIBIT 23.1


                       INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Alfacell Corporation:

We consent to incorporation by reference in the registration statement (No. 33-81308) on Form S-8 of Alfacell Corporation of our report dated September 29, 1995, relating to the balance sheets of Alfacell Corporation as of July 31, 1995 and 1994, and the related statements of operations, stockholders' deficiency, and cash flows for each of the years in the three-year period ended July 31, 1995 and the period from August 24, 1981 (date of inception) to July 31, 1995 which report appears in the July 31, 1995 annual report on Form 10-KSB, as amended of Alfacell Corporation.

Our report dated September 29, 1995, contains an explanatory paragraph that states that the Company's recurring losses from operations, its working capital deficiency and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Further, our report as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 1995, is based on the report of other auditors as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992.




                                         /S/KPMG PEAT MARWICK LLP
                                         KPMG Peat Marwick LLP




Short Hills, New Jersey
November 17, 1995